UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Walker & Dunlop, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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EXPLANATORY NOTE

On March 19, 2021, Walker & Dunlop, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) relating to the Company’s 2021 annual meeting of stockholders (the “Annual Meeting”) to be held virtually on Thursday, May 6, 2021 at 10:00 a.m., Eastern Daylight Time. The Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”). The Supplemental Disclosure should be read in conjunction with the Proxy Statement, which should be read in its entirety.

Supplemental Disclosure to Proxy Statement

The section entitled “Who is soliciting my proxy?” on page 4 of the Proxy Statement is revised as follows to reflect the Company’s hiring of MacKenzie Partners, Inc. to solicit proxies:

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, including the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $22,500 plus reasonable expenses.

Page 11 of the Proxy Statement contains information regarding Michael J. Warren’s service on public company boards. Such information is revised as follows to reflect Mr. Warren’s resignation from the board of directors of Decarbonization Plus Acquisition Corporation II, effective April 7, 2021, and his potential departure from another public company board in the near future:

Mr. Warren is a member of the board of directors of MAXIMUS Inc., a publicly traded operator of government, health and human service programs, where he serves as a member of the compensation, nominating and corporate governance and technology committees.

He also serves on the board of directors of two publicly traded owners of commercial real estate — Brookfield Property Partners L.P. (“Brookfield”) and Brookfield Property REIT Inc. (“Brookfield REIT”). Brookfield REIT is a controlled subsidiary of, and managed in a unified manner with, Brookfield, and it is intended to offer investors an economic equivalence to Brookfield units in the form of a U.S. REIT security.

Mr. Warren also serves on the board of directors of Decarbonization Plus Acquisition Corporation (“DPAC”), a publicly traded special purpose acquisition company sponsored by Riverstone Investment Group LLC. He is expected to depart the DPAC board of directors following the consummation of its merger with Hyzon Motors Inc., which is expected to occur in the second quarter of 2021. Following the consummation of the DPAC merger, Mr. Warren will serve as a member of the board of directors of four public companies, two of which, Brookfield and Brookfield REIT, effectively operate as one.